FOUNDING SHAREHOLDER AGREEMENT

April 30, 2014

Pangaea Logistics Solutions Ltd.

109 Long Wharf, 2nd Floor

Newport, RI 02840

Ladies and Gentlemen:

Reference is made to (i) that certain Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of April 30, 2014, by and among Quartet Merger Corp. (“Quartet”), Quartet Holdco Ltd. (“Holdco”), Quartet Merger Sub, Ltd., Pangaea Logistics Solutions Ltd. (“Company”) and the securityholders of the Company and (ii) that certain Escrow Agreement, dated October 28, 2013, by and among Quartet, Continental Stock Transfer & Trust Company, the undersigned and certain other stockholders of Quartet (“Escrow Agreement”), pursuant to which 2,415,000 shares (“Quartet Escrow Shares”) of Quartet Common Stock are currently held in escrow. All capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to them in the Merger Agreement.

1.           Share Contribution. In order to induce the parties to consummate the transactions contemplated by the Merger Agreement, the undersigned agrees that if holders of more than 1,449,000 shares of Quartet Common Stock elect to receive a portion of the proceeds held in the Trust Fund instead of shares of Holdco Stock upon consummation of the Redomestication Merger, the undersigned will contribute back to Quartet on the Closing Date a number of shares equal to his pro rata portion of the Cancellation Shares, such amount to be determined by multiplying (A) a fraction equal to (1) the number of Quartet Escrow Shares owned by the undersigned, divided by (2) the total number of Quartet Escrow Shares, by (B) the aggregate number of Cancellation Shares determined in accordance with Section 1.15(a) of the Merger Agreement. The undersigned shall contribute such shares to Quartet without receipt of additional consideration therefor (and agrees to execute such documents or certificates evidencing such agreement as the Company may reasonably request); provided however, the undersigned shall not be obligated to contribute such shares to Quartet until all closing conditions to the Merger Agreement have been satisfied and the Closing has occurred.

2.           Agreements to Vote.

(a)         In addition to the undersigned’s obligations under that certain letter agreement, dated as of October 28, 2013 by and among the undersigned, Quartet and EarlyBird Capital, Inc., the undersigned hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as the Company may reasonably request) to vote, at any meeting of the stockholders of Quartet, and in any action by written consent of the stockholders of Quartet, all of its shares of Quartet Common Stock (the “Shares”) (i) in favor of the approval and adoption of the Merger Agreement and approval of the Mergers and all other transactions contemplated by the Merger Agreement and this Agreement, (ii) without limitation of the preceding clause (i), in favor of any proposal to adjourn or postpone any meeting of the stockholders of Quartet at which the matters described in the preceding clause (i) are submitted for the consideration and vote of the stockholders of Quartet to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held, (iii) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Alternative Transaction Proposal) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Quartet under the Merger Agreement or that could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iv) in favor of any other matter necessary to effect the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of Quartet.

(b)         To the fullest extent permitted by Applicable Law, the undersigned hereby waives any rights of appraisal or rights to dissent from the Mergers that it may have under Applicable Law.

3.           Transfer. The undersigned hereby agrees that, until the Closing, it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), incur any lien, pledge, dispose of or otherwise encumber (each, a “Transfer”) any of the Shares, or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares or (d) take any action that would have the effect of preventing or disabling it from performing its obligations hereunder; provided, however, such restrictions shall not be applicable to a Transfer of any of the Shares: (i) to any member of the transferor's immediate family, (ii) to a trust for the benefit of the transferor or any of transferor's immediate family, (iii) upon transferor's death or (iv) for philanthropic purposes; provided, further, that, a Transfer pursuant to this Section 3 shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Company and Quartet, to be bound by all of the terms of this agreement.

4.           Further Assurances; Third Party Beneficiary. The undersigned agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and to cause the conditions set forth in Article VI of the Merger Agreement to be satisfied as promptly as practicable. The undersigned agrees that the Company is a third party beneficiary

This Founding Shareholder Agreement will be legally binding on the undersigned and on the undersigned’s successors and permitted assigns, and is executed as an instrument governed by the law of Delaware.

This Founding Shareholder Agreement shall automatically terminate and be of no further force or effect upon the termination of the Merger Agreement. Sections 10.1 – 10.4, 10.6, 10.8 – 10.15 of the Merger Agreement are incorporated herein by reference and shall apply to this Founding Shareholder Agreement mutatis mutandis. Each of the parties to this Founding Shareholder Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Founding Shareholder Agreement in doing, all things necessary, in the most expeditious manner practicable to carry out or to perform the provisions of this Founding Shareholder Agreement

[Signature page follows]

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SIGNATURE PAGE TO THE FOUNDING SHAREHOLDER AGREEMENT

Signature

Name:

Address:

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